CAREER HORIZONS, INC. and SUBSIDIARIES   EXHIBIT 11

                          COMPUTATION OF EARNINGS PER SHARE

                                                         Three Months
                                                       Ended March 31,
                                                 -------------------------
                                                    1996            1995
                                                 ----------      ---------

          Net income                             $2,532,000        $924,000

          Add:  Interest expense on 7%
              Convertible Senior Notes Due
              2002, net of taxes (2)                    ---             ---
                                                 ----------        --------

          Net income - "if converted"            $2,532,000        $924,000
                                                 ==========        ========

          Shares outstanding (1):
          Weighted average number of
           common shares outstanding             13,583,211      11,802,560
          Additional shares assuming
           exercise of Employee stock
           options                                  742,328         487,048
                                                 ----------      ----------
          Weighted average number of
           common shares outstanding -
           primary earnings per share            14,325,539      12,289,608
          Incremental shares deemed
           outstanding based upon period
           ending fair market value:
            Employee stock options                  114,217          15,018
          Add: Deemed conversion of 7%
           Convertible Senior Notes
           Due 2002 (2)                                ---              ---
                                                 ---------       ----------
          Weighted average number of
           common shares outstanding -
           fully diluted earnings per share      14,439,756      12,304,626
                                                 ==========      ==========

          Income per common share (3):

          Income before extraordinary item          $  .18           $  .08
          Extraordinary item                           ---              ---
                                                    ------           ------
          Net income applicable to
            common stockholders                     $  .18           $  .08
                                                    ======           ======



          (1) Restated for the Company's two-for-one stock split effective February 22, 1996.

          (2) Use of the "if-converted" method is anti-dilutive for the three months ended March 31, 1996. Accordingly, fully diluted earnings per share excludes the deemed conversion of the 7% Convertible Senior Notes Due 2002.

          (3) Represents fully diluted earnings per share. For each of the periods presented, primary earnings per share did not differ materially from fully diluted earnings per share.